Exhibit 23.1
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        CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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We consent to the incorporation by reference in the Registration Statements
(Nos. 333-30085, 333-57028, 333-131658 and 333-131341) on Form S-8 of
Ecology and Environment, Inc. of our report dated May 12, 2006 with respect to the statements of net assets available for benefits of Ecology and Environment, Inc. 401(k) Plan as of December 31, 2005 and 2004, the related statements of changes in net assets available for benefits for the years then ended and the related supplemental schedule as of December 31, 2005, which report appears in the December 31, 2005 annual report on Form 11-K of Ecology and Environment, Inc. 401(k) Plan.

/s/Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
June 30, 2006